FILED PURSUANT TO RULE 424 (B)(3)

REGISTRATION NO: 333-163411

WELLS CORE OFFICE INCOME REIT, INC.

SUPPLEMENT NO. 12 DATED APRIL 9, 2012

TO THE PROSPECTUS DATED AUGUST 10, 2011

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2011 relating to our offering of 230,000,000 shares of common stock, as supplemented by supplement no. 8 dated January 11, 2012, supplement no. 9 dated February 9, 2012, supplement no. 10 dated March 15, 2012, and supplement no. 11 dated March 22, 2012. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	an update to our retirement plan risks;

•	updates to the “Prior Performance Summary” section of our prospectus; and

•	updated prior performance tables for the year ended December 31, 2011.

Status of the Offering

We commenced this initial public offering on June 10, 2010, pursuant to which we are offering up to 200,000,000 shares of our common stock in a primary offering at $25.00 per share, with discounts available for certain categories of purchasers, and up to 30,000,000 shares of our common stock pursuant to our distribution reinvestment plan at the higher of $23.75 or 95% of the estimated value of a share of our common stock. As of April 4, 2012, we had raised aggregate gross offering proceeds of approximately $284.3 million from the sale of approximately 11.4 million shares in this offering, including shares sold under our distribution reinvestment plan.

Retirement Plan Risks

The following risk factor supplements, as appropriate, the risk factors included in our prospectus under the heading “Risk Factors – Retirement Plan Risks.”

If you invest in our shares through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum distributions.

If you establish an IRA or other retirement plan through which you invest in our shares, federal law may require you to withdraw required minimum distributions (“RMDs”) from such plan in the future. Any share redemptions requested to satisfy these RMD requirements will be considered requests for “Ordinary Redemptions,” as defined in our share redemption program. Our share redemption program limits the amount of Ordinary Redemptions that can be made in a given year. Additionally, you will not be eligible to receive Ordinary Redemptions until you have held your shares for at least one year. As a result, you may not be able to redeem your shares at a time in which you need liquidity to satisfy the RMD requirements under your IRA or other retirement plan. Even if you are able to redeem your shares, such redemptions may be at a price less than the price at which the shares were initially purchased, depending on how long you have held your shares. If you fail to withdraw RMDs from your IRA or other retirement plan, you may be subject to certain tax penalties.

Prior Performance Summary

The following information supersedes the disclosure in the prospectus under the heading “Prior Performance Summary.”

The information presented in this section represents the historical experience of real estate programs managed by Wells Real Estate Funds, Inc., our sponsor and the parent company of our advisor, and its affiliates in the last 10 years. It excludes information related to this Wells program. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Wells real estate programs.

The Prior Performance Tables contained in this prospectus set forth information as of the dates indicated regarding certain of these Wells public programs as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior programs (Table III); (4) results of completed programs (Table IV) and (5) sales or disposals of properties (Table V).

Prior Public Programs

Overview

Wells Real Estate Funds has sponsored four real estate investment trusts prior to this offering. Piedmont Office Realty Trust, Inc. (formerly known as publicly offered Wells Real Estate Investment Trust, Inc.), which we refer to as Piedmont REIT, has completed four public offerings of shares of its common stock prior to its listing on a national securities exchange. On February 10, 2010, Piedmont REIT listed its Class A common stock on the New York Stock Exchange. Piedmont REIT completed its most recent public offering (its first publicly listed offering) on February 16, 2010. Wells Real Estate Investment Trust II, Inc., which we refer to as Wells REIT II, has completed three public offerings of shares of its common stock. It continues to offer shares of its common stock pursuant to its dividend reinvestment plan. Wells Real Estate Funds has also sponsored Wells Timberland REIT, Inc., which we refer to as “Wells Timberland.” Wells Timberland was formed on September 27, 2005 as a Maryland corporation that has elected to be taxed as a REIT. Wells Timberland has completed two public offerings of shares of its common stock. Institutional REIT, Inc., which we refer to as Institutional REIT, offered shares of its common stock pursuant to a registration statement that was declared effective by the SEC on January 11, 2007. Due to a lack of confidence that Institutional REIT would raise substantial proceeds in its offering, the success of which depended in large part on the capital-raising abilities of one particular broker-dealer among banks and other institutional investors, Institutional REIT terminated its offering. On March 25, 2008, Institutional REIT deregistered the shares of its common stock in the registration statement, none of which were sold pursuant to such registration statement. As such, data for Institutional REIT are not included in the information presented on prior public programs sponsored by our sponsor.

Wells Capital, a wholly owned subsidiary of Wells Real Estate Funds, has served as a general partner of 15 completed publicly offered real estate limited partnerships, two of which completed their public offerings in the last 10 years. These two limited partnerships and the year in which each of their offerings was completed are Wells Real Estate Fund XIII, L.P. (2003) and Wells Real Estate Fund XIV, L.P. (2005).

Wells Management Company, Inc. has also sponsored a private placement of limited liability company interests in Wells Mid-Horizon Value-Added Fund I, LLC, or “Wells VAF.” On September 15, 2005, an offering of up to 150,000 shares of investor member interests in Wells VAF commenced under a private placement to accredited investors. Wells VAF was formed to invest primarily in commercial office and industrial real estate properties that provide opportunities to enhance their value through development, operations, re-leasing, property improvements or other means. The offering was terminated on September 15, 2008, at which time Wells VAF had received approximately $51.9 million in proceeds from 596 investors. As of December 31, 2011, Wells VAF had acquired 4 properties. In June 2009, Wells VAF became registered as a public reporting company with the Securities and Exchange Commission and is now considered a public program.

Wells Real Estate Funds has previously sponsored each of the above-described REITs, limited partnerships, and one limited liability company on an unspecified property or “blind-pool” basis. As of

December 31, 2011, the total amount of funds raised from investors in these above-described completed offerings (excluding this Wells program) was approximately $11.6 billion, and the total number of investors in such programs was approximately 255,000. The investment objectives of each of these Wells-sponsored programs are substantially identical to our investment objectives of (1) providing current income through the payment of cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing capital appreciation upon the ultimate sale of our assets. We cannot assure you that any of the Wells-sponsored public programs will ultimately be successful in meeting their investment objectives. For more information regarding the operating results of Wells-sponsored public programs, see Table III.

Office and Industrial Property Public Programs

As of December 31, 2011, the two office and industrial property REITs (including Piedmont REIT and Wells REIT II but excluding this Wells program), two Wells-sponsored real estate limited partnerships, and Wells VAF had collectively acquired 203 properties. The Piedmont REIT properties in the table below were acquired prior to when Piedmont REIT became a self-managed organization. The table below gives further information about these properties by region.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price

Southeast	33	13.8%

Mideast	31	20.3

Northeast	32	21.7

Northwest	1	0.3

Mountain	16	4.1

Southwest	25	8.5

West North Central	8	3.1

East North Central	34	18.1

Pacific	22	9.4

International	1	0.7

Total	203	100.0%

As of December 31, 2011, the aggregate dollar amount of the acquisition and development costs of the 203 properties purchased by these five Wells-sponsored public programs was approximately $11.4 billion. Of the aggregate amount, 100% was spent on commercial properties, with 99.6% spent on acquiring or developing office or industrial buildings and 0.4% spent on acquiring a hotel. Of the aggregate amount, 96.5% was spent on acquired properties and 3.5% on properties under construction or constructed by the programs. Of the aggregate amount, 44.5% were single-tenant office or industrial buildings and 55.5% were multi-tenant office or industrial buildings.

The following table reflects a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by these five Wells public programs as of December 31, 2011:

Type of Property	Existing	Construction

Office Buildings	94.5%	3.5%

Industrial Buildings	1.6	0.0

Hotel	0.4	0.0

From the inception of the first Wells-sponsored public program through December 31, 2011, the Wells-sponsored public programs had sold 56 properties and two outparcels of land.

All of the properties purchased by a Wells-sponsored public limited partnership were purchased without borrowing any additional funds. Certain properties acquired by Piedmont REIT and Wells REIT II were acquired with borrowed funds or were subject to existing mortgages, and in connection with each of these acquisitions, Piedmont REIT and Wells REIT II, respectively, assumed its share of the debt. Wells VAF acquired certain properties with borrowed funds. Table VI contained in Part II of the registration statement, of which this prospectus is a part, gives additional information relating to certain properties acquired within the last three years ended December 31, 2011 by certain Wells-sponsored public programs, including applicable mortgage financing on properties purchased.

Timberland Property Public Program

As of December 31, 2011, Wells Timberland owned interests in approximately 298,700 acres of timberland located on the lower piedmont and upper coastal plains of east central Alabama and west central Georgia (the “Mahrt Timberland,”). Wells Timberland owned fee-simple interests in approximately 222,400 acres of the Mahrt Timberland and held long-term leasehold interests in approximately 76,300 acres of the Mahrt Timberland. As of December 31, 2011, Wells Timberland’s timberlands contained an estimated 10.4 million tons of merchantable timber inventory, of which approximately 6.2 million tons were pulpwood, 2.1 million tons were chip-n-saw, and 2.1 million tons were sawtimber. Wells Timberland acquired the Mahrt Timberland on October 9, 2007 for a purchase price of approximately $400.0 million, exclusive of closing costs. Wells Timberland financed the purchase of the Mahrt Timberland with a combination of cash and debt. As of December 31, 2011, Wells Timberland had sold approximately 7,070 acres of higher and better use (“HBU”) property for approximately $13.5 million. Wells Timberland’s cost basis in HBU sold was approximately $8.4 million.

Prior Private Programs

In addition to the public real estate programs sponsored by Wells Capital and its affiliates described above, Wells has sponsored a total of 12 private real estate programs.

Wells Real Estate Funds sponsors private placements for a series of limited liability companies pursuant to a Section 1031 exchange program. As of December 31, 2011, there have been 12 such offerings, which raised a total of $194.4 million from 316 investors. The investment objectives of each of these Wells-sponsored Section 1031 exchange programs are substantially identical to our investment objectives.

As of December 31, 2011, these 12 Wells-sponsored private programs had acquired an aggregate of 12 properties. The table below gives further information about these properties.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price

Southeast	2	18.4%

Mountain	1	10.0

Southwest	2	17.5

West North Central	1	9.8

East North Central	5	35.4

Pacific	1	8.9

Total	12	100.0%

As of December 31, 2011, the aggregate dollar amount of the acquisition and development costs of the 12 properties purchased by these Wells-sponsored private programs was $218.8 million. Of the aggregate amount, 100% was spent on commercial properties, all of which was spent on acquiring or developing office or industrial buildings. Of the aggregate amount, 100% was spent on acquired properties. Of the aggregate amount, approximately 83.3% were single-tenant office or industrial buildings and 16.7% were multi-tenant office or industrial buildings.

From the inception of the first Wells private program through December 31, 2011, the Wells-sponsored private programs have sold one property. We cannot assure you that any of the Wells-sponsored private programs will ultimately be successful in meeting their investment objectives.

Summary of Recent Acquisitions by Wells Prior Programs

Office and Industrial Property Programs

During the three years ended December 31, 2011, Wells-sponsored office and industrial property programs, excluding this Wells program, acquired nine properties, for which the property type, location and method of financing are summarized below. Table VI contained in Part II of the registration statement, of which this prospectus is a part, provides additional information relating to these acquisitions.

Property Type

Office	9

Distribution	0

Warehouse	0

Hotel	0

Mixed use	0

Total	9

Method of Financing

All cash	8

All debt	0

Combination of cash and debt	1

Total	9

Location

Southeast	1

Mideast	1

Northeast	2

Mountain	0

Southwest	1

West North Central	0

East North Central	3

Pacific	0

International	1

Total	9

Prior Program Liquidity Events

Our sponsor has previously sponsored 19 public programs, including 15 public limited partnerships (collectively, the “public partnerships”), one limited liability company and three corporations that elect to be taxed as a REIT. With respect to the 15 public partnerships, each stated in the prospectus for its initial public offering a date by which the program must terminate and dissolve unless its partnership agreement was amended to extend the termination/dissolution date of the program. Each of these public partnerships also stated in its prospectus a time period by which the program anticipated selling its assets and stated that such sale proceeds would generally be distributed to the investors except in limited circumstances. With respect to these 15 public partnerships, nine terminated and dissolved within the time period required by their partnership agreements and the remaining six have not yet reached their agreements’ mandatory termination/dissolution date. Furthermore, with respect to these 15 public partnerships, three sold their assets and distributed sale proceeds within or around the timeframe that was anticipated in the prospectus relating to its public offering, nine did not do so and three have not yet reached the anticipated timeframe for such sales and distributions. The limited liability company has not yet reached the anticipated timeframe for dissolution nor has it reached the mandatory termination/dissolution date. More detailed information with respect to the 15 public partnerships is provided below:

Public Partnerships	Dissolution Year Per Partnership Agreement	Actual Year of Dissolution	Original Anticipated Year for Completion of Distribution of Proceeds from Property Sales	Actual Year for Substantial Completion of Distribution of Proceeds from Property Sales

Wells Real Estate Fund I	2014	2008	1999	2007

Wells Real Estate Fund II	2016	2009	2002	2009

Wells Real Estate Fund II-OW	2016	2009	2002	2009

Wells Real Estate Fund III, LP	2018	2009	2004	2009

Wells Real Estate Fund IV, LP	2020	2007	2004	2006

Wells Real Estate Fund V, LP	2020	2007	2006	2006

Wells Real Estate Fund VI, LP	2022	2007	2007	2007

Wells Real Estate Fund VII, LP	2022	2007	2008	2007

Wells Real Estate Fund VIII, LP	2024	N/A	2009	N/A

Wells Real Estate Fund IX, LP	2024	2011	2010	2011

Wells Real Estate Fund X, LP	2026	N/A	2010	N/A

Wells Real Estate Fund XI, LP	2026	N/A	2011	N/A

Wells Real Estate Fund XII, LP	2030	N/A	2013	N/A

Wells Real Estate Fund XIII, LP	2030	N/A	2016	N/A

Wells Real Estate Fund XIV, LP	2032	N/A	2018	N/A

Wells Mid-Horizon Value-Added Fund I, LLC	2020	N/A	2012	N/A

With respect to the three corporations that elect to be taxed as a REIT, Piedmont REIT stated in the prospectuses for its public offerings that it would list its shares or sell its properties and distribute its cash to its investors by January 30, 2008 unless a majority of its stockholders voted to extend such deadline. Its investors did so vote to extend the deadline to January 30, 2011. On January 20, 2010, Piedmont obtained stockholder approval to recapitalize and list its shares of Class A stock on a national securities exchange in the first quarter of 2010 depending on market conditions, with the recapitalization structured in such a way that all of its outstanding shares would convert back to one class of common stock to be listed by January 30, 2011. On February 10, 2010, Piedmont REIT listed its Class A common stock on the New York Stock Exchange. Piedmont REIT completed its most recent public offering (its first publicly listed offering) on February 16, 2010. In addition, Wells REIT II’s prospectus disclosed an anticipated listing or liquidation date of October 2015. Finally, Wells Timberland disclosed in its prospectus a listing or liquidation date of August 2018.

Adverse Business Developments or Conditions

Some of the other programs sponsored by Wells Real Estate Funds have experienced adverse business developments or conditions. Set forth below is a summary of the most significant adverse business developments or conditions experienced by Wells-sponsored programs over the past 10 years that may be material to investors in this offering.

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Wells Real Estate Funds has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, Wells-sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, Wells-sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our sponsor believes that this strategy has generally served the investors in Wells-sponsored programs well, some of the assets acquired by Wells-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Wells-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields.

On November 8, 2011, Wells REIT II announced an estimated per-share value of its common stock equal to $7.47 per share, calculated as of September 30, 2011. Shares of Wells REIT II’s common stock were originally sold in its best efforts public offerings for a gross offering price of $10.00 per share. As with any valuation methodology, the valuation methodology used by Wells REIT II utilizes a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value and these differences could be significant. The estimated value per share was adopted pursuant to the specific valuation policy of Wells REIT II and does not represent the fair value of the shares calculated in accordance with generally accepted accounting principals (“GAAP”) or the price at which the shares would trade on a national securities exchange. The Wells REIT II valuation policy and the announcement of the estimated value should be reviewed for additional information and limitations.

The possibility of reduced valuation is the primary reason why Wells-sponsored programs are sold as long-term investments. With a long-term investment horizon, Wells-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

Although Wells-sponsored programs seek to put offering proceeds to good use promptly, there has been one time period during the offering stage of a Wells-sponsored program (Piedmont REIT) when the program was not able to well utilize the proceeds as quickly as it was able to raise equity capital. When that occurred, the offering proceeds were invested in short-term liquid investments, which investments generally had a lower yield than the projected yields on real estate meeting the program’s investment objectives. The returns of the investors in Piedmont REIT would likely have been higher had the program always been able to acquire suitable investments as quickly as it was able to raise capital. We cannot assure you that there will not be periods during this or subsequent offerings when we are unable to acquire suitable real estate investments as quickly as we are able to raise capital.

Of all of the other Wells-sponsored programs, our investment objectives and offering size most resemble those of Piedmont REIT (formerly known as Wells Real Estate Investment Trust) and Wells REIT II. As of December 31, 2011, those programs have raised approximately $11.2 billion collectively. Some other Wells-sponsored programs, however, have raised less offering proceeds than originally projected. Wells Timberland commenced its initial public offering in August 2006; and terminated its most recent public offering on December 31, 2011. Through December 31, 2011, Wells Timberland had raised approximately $294.6 million from its public offerings. This amount is lower than our sponsor had originally projected. As a result, the program’s general and administrative expenses constitute a higher percentage of its revenues than they otherwise would. Furthermore, lower-than-projected offering proceeds have caused Wells Timberland to remain more highly leveraged than originally projected. Higher leverage levels increase the risk of an investment in an entity. We cannot make any assurances that we will not fall short of our capital-raising goals. If so, your returns could be lower as a result of relatively higher general and administrative expenses and your investment could be riskier because our leverage levels could be higher than projected.

Additional Information

Potential investors are encouraged to examine the Prior Performance Tables in this prospectus for more detailed information regarding the prior experience of our sponsor and its affiliates. In addition, upon request, prospective investors may obtain from our advisor, without charge, copies of offering materials and any reports prepared in connection with any of the Wells public programs, including a copy of the most recent Annual Report on Form 10-K as filed with the SEC. For a reasonable fee, we also will furnish, upon request, copies of the exhibits to any such Form 10-K. Any such request should be directed to our advisor. Additionally, Table VI contained in Part II of our registration statement, of which this prospectus is a part, gives certain additional information relating to properties acquired by the Wells public programs. We will furnish, without charge, copies of such table upon request.

Appendix A—Prior Performance Tables

The following Prior Performance Tables (“Tables”) provide information relating to public real estate investment programs sponsored by our advisor and its affiliates (“Wells Public Programs”) which have investment objectives similar to us. Except for Piedmont Office Realty Trust, Inc. (“Piedmont REIT,” formerly known as Wells Real Estate Investment Trust, Inc.), Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), Wells Timberland REIT, Inc. (“Wells Timberland”) and Wells Mid-Horizon Value Added Fund I, LLC (“Wells VAF”), all of the Wells Public Programs have used equity capital, and no acquisition indebtedness, to acquire their properties.

The Wells Public Programs that we determined have investment objectives similar to ours were those programs that stated the following investment objectives: (i) the provision of current income to the stockholders through the payment of cash distributions, (ii) the preservation and return of capital contributions to such stockholders and (iii) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. We consider that programs with these stated objectives had investment objectives similar to ours, although we will make investments in different types of properties from those which some of the Wells Public Programs acquired.

Prospective investors should read these Tables carefully, together with the summary information concerning the Wells Public Programs as set forth in the “Prior Performance Summary” section of this prospectus.

Investors in Wells Core Office Income REIT will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in other Wells Public Programs.

Our advisor, Wells Core Office Income REIT Advisory Services, LLC (formerly known as Wells Real Estate Advisory Services III, LLC), will rely substantially on the personnel of Wells Capital for many of the advisory services related to the acquisition, operation, maintenance and resale of the real estate properties to be acquired by Wells Core Office Income REIT. The financial results of other Wells Public Programs thus may provide some indication of Wells Capital’s performance of its obligations during the prior periods covered.

The following tables are included herein:

Table I—Experience in Raising and Investing Funds

Table II—Compensation to Sponsor

Table III—Annual Operating Results of Wells Public Programs

Table IV—Results of Completed Programs

Table V—Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement that Wells Core Office Income REIT has filed with the SEC. Copies of any or all information will be provided to prospective investors at no charge upon request.

“Acquisition Fees,” as used in the Tables, shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

This Table provides a summary of the experience of the sponsor of Wells Public Programs for which offerings have been completed since December 31, 2008 and which have investment objectives similar to ours. The investment objectives of each of these Wells Public Programs have included some or all of the following: (1) the provision of current income to the stockholders through the payment of cash distributions, (2) the preservation and return of capital contributions to such stockholders and (3) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2011.

	Wells Real Estate Investment Trust II, Inc.		Wells Timberland REIT, Inc. (5)
Dollar Amount Offered	$16,154,250,000	(4)	$3,045,500,000	(5)
Dollar Amount Raised	$5,964,252,800	(4)	$294,595,425	(5)
Percentage Amount Raised	100.0%	(4)	100.0%	(5)
Less Offering Expenses
Selling Commissions and Discounts (1)	7.5%		8.8%
Organizational Expenses	1.3%		1.2%
Reserves (2)	0.0%		0.0%

Percent Available for Investment	91.2%		90.0%
Acquisition and Development Costs
Prepaid Items and Fees related to Purchase of Property
Cash Down Payment	85.6%		90.0%
Acquisition Fees (3)	2.0%		0.0%
Development and Construction Costs	3.6%		0.0%
Reserve for Payment of Indebtedness	0.0%		0.0%

Total Acquisition and Development Cost	91.2%		90.0%
Percent Leveraged	25.4%		29.6%
Date Offering Began	12/1/2003	(4)	8/11/2006	(5)
Length of Offering	—	(4)	—	(5)
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	—	(4)	—	(6)
Approximate Number of Investors as of 12/31/11	131,114		10,487

(1)	Includes selling commissions, discounts and dealer-manager fees, including those reallowed to participating broker/dealers.

(2)	Does not include general partner contributions held as part of reserves.

(3)	Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to advisor or affiliates of the general partners.

(4)

These amounts include Wells Real Estate Investment Trust II, Inc.’s first, second, and third offerings. Wells Real Estate Investment Trust II, Inc. began its first offering on December 1, 2003 and closed its first offering on November 26, 2005. The total dollar amount registered and available to be offered in the first offering was $7.77 billion including $1.77 billion offered pursuant to the dividend reinvestment plan. The total dollar amount raised in the first offering was $1.97 billion. It took Wells Real Estate Investment Trust II, Inc. 21 months to invest 90% of the amount available for investment in its first offering. Wells Real Estate Investment Trust II, Inc. began its second offering on November 10, 2005 and closed its second offering on November 10, 2008. The total dollar amount registered and available to be offered in the second offering, including $1.67 billion offered (which amount includes $1.67 billion in shares carried over from the first offering) pursuant to the dividend reinvestment plan, was $4.67 billion. The total dollar amount raised in the second offering was $2.58 billion. It took Wells Real Estate Investment Trust II, Inc. 25 months to invest

90% of the amount available for investment in its second offering. Wells Real Estate Investment Trust II, Inc. began its third offering on November 11, 2008 and closed its primary offering on June 30, 2010 but is currently still offering shares under the dividend reinvestment plan as of December 31, 2011. The total dollar amount registered and available to be offered in the third offering is $3.72 billion. The total dollar amount raised in the third offering was $1.42 billion as of December 31, 2011.

(5)	These amounts include Wells Timberland REIT, Inc.’s first and second offerings. Wells Timberland REIT, Inc. began its first offering on August 11, 2006 and closed its first offering on August 11, 2009. The total dollar amount registered and available to be offered in the first offering, including $95.5 million offered pursuant to the distribution reinvestment plan, was $845.5 million. The total dollar amount raised in the first offering was $174.9 million. It took Wells Timberland REIT, Inc. 14 months to invest 90% of the amount available for investment in the first offering. Wells Timberland REIT, Inc. began its second offering on August 6, 2009 and closed its second offering on December 31, 2011. The total dollar amount registered and available to be offered in the second offering, including $200 million offered pursuant to the distribution reinvestment plan, was $2.2 billion. The total dollar amount raised in the second offering was $119.7 million as of December 31, 2011.

(6)	It took Wells Timberland REIT, Inc. 14 months to invest 90% of the amount available for investment in the first offering. The number of months was calculated as of the beginning of the offering (August 11, 2006) to the acquisition of the Mahrt Timberland on October 9, 2007. Wells Timberland REIT, Inc. raised its minimum offering of $2.0 million and thus commenced operations on July 11, 2007, from which it only took 3 months to invest 90% of the amount available for investment.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

The following sets forth the compensation received by our sponsor and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 2008. All figures are as of December 31, 2011.

	Wells Real Estate Investment Trust II, Inc.	Wells Timberland REIT, Inc.		Other Programs 2009- 2011(5)
Date Offering Commenced	12/1/2003	8/11/2006		N/A
Dollar Amount Raised	$5,964,253,000	$294,595,425		N/A
Amount paid to Sponsor from Proceeds of Offering:

Selling Commissions(1)	$58,162,000	$26,068,563		N/A
Real Estate Commissions	—	—		N/A

Acquisition and Advisory Fees(2)	$117,630,000	—		N/A
Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor	$1,757,535,389	$4,124,472		N/A
Amount Paid to Sponsor from Operations:

Property Management Fee and Leasing Commissions(6)	$2,104,544	—		$837,462
Asset Management Fee	$182,824,000	$—		—
Reimbursements	$68,689,000	$—		$2,157,260
Advisor Fees and Expense Reimbursements	—	$173,690	(3)	—
Related-Party Interest Expense and Debt Financing Fee	—	—		—
General Partner Distributions	—	—		—
Other Amount Paid to Sponsor	—	—		—
Dollar Amount of Property Sales Payments to Sponsors:
Cash	—	—		—
Notes	—	—		—
Amount Paid to Sponsor from Property Sales and Refinancing:
Real Estate Commissions	—	$235,839	(4)	—
Incentive Fees	—	—		—
Other – Disposition Fee	—	—		—

(1)	Includes net selling commissions paid to Wells Investment Securities, Inc. in connection with the offering that were not reallowed to participating broker/dealers.

(2)	Fees paid to the general partners/manager or their affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.

(3)	Represent amounts paid to sponsor as of December 31, 2011. Wells Timberland REIT, Inc.’s debt facility contains restrictive covenants that prohibit it from paying monthly asset management fees, administrative expense reimbursements and a substantial portion of organization and offering costs reimbursements to its sponsor until certain financial measures are attained. In January 2012, Wells Timberland REIT, Inc. entered into agreements with its sponsor to fully discharge approximately $27.3 million due to its sponsor, effective immediately.

(4)	Fees paid to sponsor in connection with the sale of property equal to (i) for each property sold at a contract price up to $20.0 million, up to 2% of the sales price, and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price.

(5)	For the years ended December 31, 2009, 2010, and 2011. Represents aggregate payments to the sponsor for 10 programs in 2009, 7 programs in 2010, and 7 programs in 2011. Historical information for partial years is included for programs which liquidated during the years presented.

(6)	Where applicable, Property Management Fees are based on each limited partnership’s pro rata ownership percentage in each office building.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following tables set forth operating results of Wells Public Programs, offerings of which have been completed since December 31, 2006. The information relates only to public programs with investment objectives similar to ours. All figures are as of December 31 of the year indicated.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(UNAUDITED)

(in thousands, except per-shares amounts)

	2011	2010	2009	2008	2007
Gross Revenues	$655,556	$593,996	$587,983	$538,574	$422,716
Operating income (loss) from Discontinued Operations	(10,668)	(2,469)	(1,205)	(164)	(1,160)
Profit (loss) on Sale of Properties	13,522	(161)	—	—	—
Less: Operating Expenses	364,237	354,753	337,911	354,343	266,708
Depreciation & Amortization	237,531	213,347	208,273	206,745	159,516

Net Income (Loss) GAAP Basis	$56,642	$23,266	$40,594	$(22,678)	$(4,668)

Taxable Income	$107,582	$145,781	$135,398	$125,881	$113,388

Cash Generated (Used By):
Operations	279,158	270,106	248,527	258,854	197,160
Sales	—	15,219	—	—	—
Financing	375,222	(74,742)	(335,483)	310,633	146,766

	654,380	210,583	(86,956)	569,487	343,926

Less Cash Distributions to Investors:
Operating Cash Flow	270,720	313,815	279,325	242,367	194,837
Return of Capital	—	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	383,660	(103,232)	(366,281)	327,120	149,089
Special Items (not including sales and financing):
Issuance of common stock	130,289	483,559	657,563	821,609	964,878
Issuance of bonds payable	248,237	—	—	—	—
Redemptions of common stock	(82,892)	(72,757)	(82,905)	(115,598)	(59,505)
Deferred financing costs paid and other	(12,526)	(7,588)	(5,038)	(4,703)	(1,875)

	666,768	299,982	203,339	1,028,428	1,052,587

Use of Funds:
Sales Commissions and Offering Expenses	—	35,086	57,557	74,641	87,614
Return of Original Limited Partner’s Investment	—	—	—	—	—
Property Acquisition and Deferred Project Costs	666,090	327,927	129,678	915,315	963,561

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$678	$(63,031)	$16,104	$38,472	$1,412

Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Operations	$8	$12	$14	$16	$20
— Recapture	—	—	—	—	—
Return of capital	12	15	15	15	14
Capital Gain (Loss)	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—	—
— Ordinary	—	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	50	60	60	60	60
— Net Sale Proceeds to Cash Preferred Units	—	—	—	—	—
— Return of Capital	—	—	—	—	—
Source (on Cash Basis):
— Sales	—	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	20	27	28	31	35
— Return of Capital	30	33	32	29	25
— Other	—	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—	—

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

(UNAUDITED)

(in dollars)

	2011	2010	2009	2008	2007
Gross Revenues	$6,693,387	$5,571,852	$4,491,051	$4,371,194	$2,500,568
Operating Income (Loss) from Discontinued Operations	—	628,397	757,861	(616,158)	(987,976)
Profit on Sale of Property	—	6,740,486	—	—	—
Less: Operating Expenses	6,921,261	6,560,783	4,328,838	2,755,025	1,350,804
Depreciation & Amortization	2,917,993	2,960,220	3,792,157	3,406,827	2,493,281

Net Income (Loss) GAAP Basis	$(3,145,867)	$3,419,732	$(2,872,083)	$(2,406,816)	$(2,331,493)

Taxable Income (Loss)	$(2,790,917)	$237,688	$(545,548)	$372,673	$(93,154)

Cash Generated (Used By):
Operations	2,006,344	(5,713,142)	1,919,798	3,041,130	2,548,615
Sales	—	16,143,865	—	—	—
Financing	237,786	(4,467,934)	2,067,934	7,900,000	7,100,000

	2,244,130	5,962,789	3,987,732	10,941,130	9,648,615

Less Cash Distributions to Members:
Operating Cash Flow	—	—	—	999,807	1,923,957
Return of Capital	—	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	2,244,130	5,962,789	3,987,732	9,941,323	7,724,658
Special Items (not including sales and financing):
Issuance of member shares	—	—	—	10,711,352	17,568,539
Sponsoring member contribution	—	—	—	—	—
Deferred financing costs paid and other	(150,320)	(1,406,684)	(201,722)	(114,710)	(3,271)

	2,093,810	4,556,105	3,786,010	20,537,965	25,289,926

Use of Funds:
Sales Commissions and Offering Expenses	—	—	—	588,430	996,745
Return of Sponsoring Member’s Investment	—	—	—	—	—
Property Acquisitions and Deferred Project Costs	1,283,956	5,245,960	2,046,953	21,051,729	25,506,693

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$809,854	$(689,855)	$1,739,057	$(1,102,194)	$(1,213,512)

Net Income (Loss) and Distributions Date per $1,000 Invested:

Net Income (Loss) on GAAP Basis
Ordinary Income (Loss):
— Sponsoring Member	—	—	—	—	—
— Investor Members	(61)	66	(55)	(52)	(69)
— Recapture	—	—	—	—	—
Capital Gain (Loss):	—	—	—	—	—
Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Operations	(54)	(92)	(11)	8	(3)
— Recapture	—	—	—	—	—
Capital Gain (Loss)	—	96	—	—	—
Deferred Gain:
— Capital	—	—	—	—	—
— Ordinary	—	—	—	—	—
Cash Distributions to Members:
Source (on GAAP Basis):
— Investment Income	—	—	—	21	57
— Return of Capital	—	—	—	—	—
Source (on Cash Basis):
— Sales	—	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	—	—	—	21	57
— Return of Capital	—	—	—	—	—
— Other	—	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—	—

WELLS TIMBERLAND REIT, INC.

(UNAUDITED)

(in thousands, except per-shares amounts)

	2011	2010	2009	2008	2007
Gross Revenues	$38,280	$45,320	$47,259	$58,328	$13,382
Profit on Sale of Properties	407	710	1,597	1,667	—
Less: Operating Expenses	38,873	47,502	51,360	91,759	26,611
Depletion	11,759	14,338	17,444	21,513	4,117

Net Loss GAAP Basis	$(11,945)	$(15,810)	$(19,948)	$(53,277)	$(17,346)

Taxable Income (Loss)	$(17,968)	$(21,970)	$(28,261)	$(48,856)	$(11,174)

Cash Generated (Used By):
Operations	4,572	5,155	5,030	(6,594)	(3,434)
Sales	—	—	—	—	—
Financing	(46,815)	(48,001)	(57,491)	(87,265)	362,483

	(42,243)	(42,846)	(52,461)	(93,859)	359,049

Less Cash Distributions to Members:
Operating Cash Flow	—	—	—	—	—
Return of Capital	—	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	(42,243)	(42,846)	(52,461)	(93,859)	359,049
Special Items (not including sales and financing):
Issuance of common stock	54,511	54,463	60,409	90,913	42,804
Issuance of preferred stock	—	—	800	10,700	32,128
Redemptions of common stock	(893)	(860)	(257)	(300)	1,000
Redemptions of preferred stock	(5,880)	—	—	—	—
Dividends paid on preferred stock redeemed	(1,640)	—	—	—	—
Deferred financing costs paid and other	(274)	(2,208)	(304)	—	(9,923)

	3,581	8,549	8,187	7,454	425,058

Use of Funds:
Sales Commissions and Offering Expenses	4,986	4,459	5,023	7,808	3,679
Return of Investor’s Investment	—	—	—	—	—
Investment in lender required escrow accounts and annuities	(1,091)	—	624	(2,493)	16,234
Proceeds from sale of subsidiaries	—	(103)	—	(2,013)	—
Property Acquisitions and Deferred Project Costs	1,627	1,041	1,023	1,506	402,873
Contributions to joint ventures	—	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$(1,941)	$3,152	$1,517	$2,646	$2,272

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss):
— Operations	—	—	—	—	—
— Recapture	—	—	—	—	—
Return of capital	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—	—
— Ordinary	—	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	—	—	—	—	—
— Return of capital	—	—	—	—	—
Source (on Cash Basis):
— Sales	—	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	—	—	—	—	—
— Return of capital	—	—	—	—	—
— Other	—	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

The following table sets forth results of the Wells Public Programs that have completed operations in the most recent five years. The information relates only to public programs with investment objectives similar to ours.

	Wells Real Estate Fund I	Wells Real Estate Fund II	Wells Real Estate Fund II- OW	Wells Real Estate Fund III, L. P.	Wells Real Estate Fund IV, L.P.	Wells Real Estate Fund V, L.P.	Wells Real Estate Fund VI, L.P.	Wells Real Estate Fund VII, L.P.	Wells Real Estate Fund X, L.P.
Dollar Amount Raised	$35,321,000	$34,948,250	$1,922,000	$22,180,505	$13,614,652	$17,006,020	$25,000,000	$24,180,174	$27,128,912
Number of Properties Purchased	6	6	6	6	5	6	9	9	7
Date of Closing of Offering	9/5/1986	9/7/1988	9/7/1988	10/23/1990	2/29/1992	3/3/1993	4/4/1994	1/5/1995	12/30/1997
Date of First Sale of Property	8/31/2000	10/1/2001	10/1/2001	9/30/2002	9/29/2003	8/12/2003	10/11/2001	10/11/2001	9/11/2003
Date of Final Sale of Property	1/25/2007	4/30/2009	4/30/2009	4/30/2009	5/15/2006	5/15/2006	1/31/2007	1/31/2007	8/25/2011

Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results(1):
Ordinary Income (Loss):
— Class A Units	$670	$677	$676	$712	$547	$528	$704	$688	$559
— Class B Units	(978)	(733)	(765)	(340)	(462)	(585)	(241)	277	(45)
— Total Recapture	20	74	61	399	2,020	632	867	990	232
Capital Gain (Loss):
— Class A Units	(35)	(213)	(214)	(8)	138	95	185	203	(19)
— Class B Units	57	88	92	357	2,244	1,106	1,383	1,243	438
Deferred Gain:
— Capital	—	—	—	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—	—	—	—

Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income to Class A Units	878	882	838	815	666	655	808	848	698
— Investment Income to Class B Units	—	47	8	134	—	—	—	—	—
— Net Sale Proceeds to Class A Units	729	199	212	699	864	850	1,149	1,179	753
— Net Sale Proceeds to Class B Units	21	1,013	1,007	600	825	545	326	583	569
Source (on Cash Basis):
— Net Sale Proceeds to Class A Units	729	199	212	699	864	850	1,149	1,179	753
— Net Sale Proceeds to Class B Units	21	1,013	1,007	600	825	545	326	583	569
— Refinancing	—	—	—	—	—	—	—	—	—
— Operations to Class A Units	878	882	838	815	666	655	808	848	698
— Operations to Class B Units	—	47	8	134	—	—	—	—	—
— Other	—	—	—	—	—	—	—	—	—

(1)

The figures in the “Federal Income Tax Results” section are based on available federal tax return history and the number of units outstanding at the end of each calendar year. The estimates are calculated on a cumulative basis over the life of each fund and may differ from returns that actual investors in each fund achieved.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following table sets forth sales or other disposals of properties by the Wells Public Programs(1) within the most recent three years. The information relates to only public programs with investment objectives similar to ours. All figures are as of December 31, 2011.

				Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Ownership	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition, Capital Improvement, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Louis Rose Building,	Wells Real Estate Fund
Charlotte, NC	II / II-OW	5/9/1988	4/20/2009	1,975,436	—	—	—	1,975,436	(2)	—	9,307,009	9,307,009	—
2100 Space Park Drive,	Wells Real Estate Fund
Houston, TX	II / II-OW / III	4/3/1989	4/30/2009	7,717,991	—	—	—	7,717,911	(3)	—	14,380,121	14,380,121	—
Park Lane Building,
Pittsburgh, PA	Wells VAF I	1/5/2007	9/22/2010	16,143,865	—	—	—	16,143,865	(4)	—	11,096,256	11,096,256	—
New Manchester One,
Douglasville, GA	Wells REIT II	3/19/2004	9/15/2010	15,218,556	—	—	—	15,218,556	(5)	—	19,062,755	19,062,755	—
Avaya Building,	Piedmont REIT / Wells Real Estate Fund IX /X
Oklahoma City, OK	/ XI	6/24/1998	10/15/2010	5,107,662	—	—	—	5,107,662	(6)	—	6,248,095	6,248,095	—
360 Interlocken Building,	Piedmont REIT / Wells Real Estate Fund IX /X
Broomfield, CO	/ XI	3/20/1998	6/2/2011	8,685,166	—	—	—	8,685,166	(7)	—	12,096,576	12,096,576	—
150 Apollo Drive,	Wells Real Estate Fund
Chelmsford, MA	XIV	1/31/2006	7/21/2011	9,566,058	—	—	—	9,566,058	(8)	—	11,652,625	11,652,625	—
47300 Kato Road Building,
Fremont, CA	Piedmont REIT / Wells Real Estate Fund X /XI	7/21/1998	8/25/2011	3,503,755	—	—	—	3,503,755	(9)	—	9,363,694	9,363,694	—
Manhattan Towers Building,
Manhattan Beach, CA	Wells REIT II	4/2/2004	9/6/2011	—	—	—	—	—	(10)	—	72,899,906	72,899,906	—

(1)	Sales or other disposals are not applicable for Wells Timberland REIT, Inc. Various small tracts of HBU sold; however, no large dispositions.
(2)	Includes taxable loss from this sale in the amount of $574,982 of which $574,982 is allocated to ordinary loss.
(3)	Includes taxable gain from this sale in the amount of $87,481 of which $87,481 is allocated to capital gain.
(4)	Includes taxable gain from this sale in the amount of $4,991,143 of which $4,113,719 is allocated to capital gain and $877,424 is allocated to unrecaptured Section 1250 Gain.
(5)	Includes taxable loss from this sale in the amount of $711,081.
(6)	Includes taxable gain from this sale in the amount of $498,038 of which $498,038 is allocated to unrecaptured Section 1250 Gain.
(7)	Includes taxable loss from this sale in the amount of $259,945 of which $259,945 is allocated to ordinary loss.
(8)	Includes taxable loss from this sale in the amount of $3,344,830 of which $3,344,830 is allocated to ordinary loss.
(9)	Includes taxable loss from this sale in the amount of $3,563,223 of which $3,563,233 is allocated to ordinary loss.
(10)	Wells Real Estate Investment Trust II transferred the Manhattan Towers property to an affiliate of its mortgagee through a deed in lieu of foreclosure transaction.